 Exhibit 5

FOR IMMEDIATE RELEASE

TPG Capital to Purchase

7 Million Shares of Armstrong World Industries

Fort Worth, TX, August 11, 2009 – TPG Capital (“TPG”) today announced that it has agreed to purchase seven million shares of Armstrong World Industries, Inc. (“Armstrong”, NYSE: AWI) through an affiliate. TPG has agreed to purchase the shares, as well as economic interests in an additional 1,039,777 shares of Armstrong, from the Armstrong World Industries Inc. Asbestos Personal Injury Settlement Trust (“the Trust”). TPG’s purchase price per share for all of its interests in Armstrong is the 20-day trailing volume-weighted average purchase price through Friday, August 7, of $22.31, for a total value of approximately $180 million. It is anticipated that the transaction will be completed during the next several weeks.

TPG will commence a tender offer promptly following the closing for 4,435,935 shares (or approximately eight percent) of the Company’s outstanding shares from investors unaffiliated with the Trust at the same price per share, consistent with certain requirements of Armstrong’s governing documents.

The Trust currently owns approximately 64 percent of Armstrong World Industries’ stock. Following the close of the transaction with the Trust, TPG will own approximately 12 percent of Armstrong World Industries’ stock and hold the economic interest in the aggregate of approximately 14 percent. The Trust will own approximately 52 percent of Armstrong World Industries’ outstanding stock and will hold the economic interest in slightly more than 50 percent of the outstanding shares. Upon closing, the Trust and TPG will enter into a shareholder agreement which, among other things, contemplates that TPG and the Trust will each appoint two representatives and an observer to the Armstrong board of directors.

“Armstrong World Industries is a world-class building products franchise with leading market positions in each of its core businesses,” said Kevin Burns, a partner at TPG. “We appreciate the cooperation of CEO Michael Lockhart and the Armstrong board of directors and management team in facilitating TPG's due diligence review of the Company. We look forward to working with the Trust, as well as the Company and its board and management. We are excited about the Company’s prospects for growth and value creation for all shareholders.”

About TPG Capital

TPG Capital is the global buyout group of TPG, a leading private investment firm founded in 1992 with approximately $45 billion of assets under management and offices in San Francisco, London, Hong Kong, New York, Fort Worth, Menlo Park, Washington, D.C., Melbourne, Moscow, Mumbai, Paris, Luxembourg, Beijing, Shanghai, Singapore and Tokyo. TPG Capital has extensive experience with global public and private investments executed through leveraged buyouts, recapitalizations, spinouts, joint ventures and restructurings. TPG Capital’s investments span a variety of industries including industrials, retail, consumer, financial services, travel and entertainment, technology, media and communications, and healthcare. Please visit www.tpg.com.

Additional Information

This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of Armstrong World Industries. At the time TPG commences the tender offer, it will file a Tender Offer Statement on Schedule TO with the U.S. Securities and Exchange Commission (the “SEC”) and Armstrong World Industries will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

THE TENDER OFFER WILL BE MADE SOLELY BY THE TENDER OFFER STATEMENT. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER.

The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement will be made available to all stockholders of Armstrong World Industries, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed by TPG with the SEC) and the Armstrong World Industries Solicitation/Recommendation Statement will also be available for free at the SEC’s website at www.sec.gov.

Forward-Looking Statements and Risk Factors

This release may contain certain forward-looking statements with respect to the business and value of Armstrong World Industries, Inc. and intentions and expectations regarding a potential transaction between TPG Capital and the Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust related to Armstrong World Industries. By their nature, forward-looking statements involve risk and uncertainty and because they relate to events and depend on circumstances that will occur in the future, there are many factors that could cause actual results and developments to differ materially from those expressed or implied by these forward-looking statements. TPG does not undertake to update any of these forward-looking statements.

Contact:

For TPG Capital:	Kristin Celauro
Owen Blicksilver Public Relations, Inc.
732-291-5456

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